Exhibit 10.3

BUSINESS COMBINATION AGREEMENT

BETWEEN:

ROCKBRIDGE RESOURCES INC.

- and -

HARVEST ENTERPRISES, INC.

- and -

HARVEST FINCO, INC.

- and -

HVST FINCO (CANADA) INC.

- and –

1185928 B.C. LTD.

Dated November 14, 2018

BUSINESS COMBINATION AGREEMENT

THIS AGREEMENT dated November 14, 2018 is made

BETWEEN:

ROCKBRIDGE RESOURCES INC., a corporation existing under the laws of British Columbia

(hereinafter referred to as “RockBridge”)

- and -

HARVEST ENTERPRISES, INC., a corporation existing under the laws of Delaware

(hereinafter referred to as “Harvest”)

-and -

HARVEST FINCO, INC., a corporation existing under the laws of Delaware

(hereinafter referred to as “US Finco”)

-and -

HVST FINCO (CANADA) INC., a corporation existing under the laws of British Columbia

(hereinafter referred to as “Canadian Finco”)

-and -

1185928 B.C. LTD., a corporation existing under the laws of British Columbia

(hereinafter referred to as “RockBridge Subco”)

WHEREAS the Parties (as hereinafter defined) have agreed, subject to the satisfaction of certain conditions precedent, concurrently with the Amalgamation (as hereinafter defined) and US Finco Exchange (as hereinafter defined), to carry out a share exchange (the “Harvest Exchange”) between the shareholders of Harvest and RockBridge, whereby certain shareholders of Harvest will contribute their Class A Shares (as hereinafter defined) of Harvest to RockBridge in exchange for Subordinate Voting (as hereinafter defined) or Multiple Voting Shares (as hereinafter defined) at a rate of 1 Subordinate Voting Share for each share of common stock of US Finco or 1 Multiple Voting Share for every 100 shares of common stock held, and certain shareholders of Harvest will contribute their Class B Shares (as hereinafter defined) of Harvest to RockBridge for Super Voting Shares (as hereinafter defined) at a rate of 1 Super Voting Share for each Class B Share held;

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AND WHEREAS the Parties have agreed, subject to the satisfaction of certain conditions precedent concurrently with the Harvest Exchange and the US Finco Exchange, that RockBridge, Canadian Finco and RockBridge Subco will carry out a three-cornered Amalgamation pursuant to Section 269 of the Business Corporations Act (British Columbia) (the “BCBCA”) pursuant to which, among other things:

(i)	each RockBridge Subco Share (as hereinafter defined) will be exchanged for one Amalco Share (as hereinafter defined); and

(ii)	each Canadian Finco Share (as hereinafter defined) held by Canadian Finco Shareholders (as hereinafter defined) will be exchanged for one Subordinated Voting Share;

AND WHEREAS the Parties have agreed, subject to the satisfaction of certain conditions precedent, concurrently with the Amalgamation to carry out a share exchange (the “US Finco Exchange”) between the shareholders of US Finco and RockBridge, whereby certain shareholders of US Finco will contribute their US Finco Shares (as hereinafter defined) to RockBridge in exchange for Subordinate Voting or Multiple Voting Shares at a rate of 1 Subordinate Voting Share for each share of common stock of US Finco or 1 Multiple Voting Shares for every 100 shares of common stock held;

AND WHEREAS prior to the Effective Time (as hereinafter defined), RockBridge will (i) complete the Name Change (as hereinafter defined), (ii) complete the Reclassification (as hereinafter defined) whereby RockBridge will reclassify post-Consolidation RockBridge Shares into Subordinated Voting Shares, (iii) create the Multiple Voting Shares and Super Voting Shares (as hereinafter defined), and (iv) complete the Consolidation (as hereinafter defined);

AND WHEREAS, the Parties wish to make certain representations, warranties, covenants and agreements in connection with the Business Combination (as hereinafter defined);

NOW THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) and intending to be legally bound hereby, the Parties agree as follows:

Article I
GENERAL

1.1	Defined Terms

Capitalized terms used herein and not otherwise defined has the meanings ascribed to such terms in Schedule A.

1.2	Pre-Business Combination – Consolidation, Name Change, Reclassification and Creation of Shares

Immediately prior to the steps in sections 1.3 and 1.4, RockBridge shall take all necessary steps to give effect to and implement the Consolidation, the Name Change, the Reclassification and the creation of the Super Voting Shares and Multiple Voting Shares upon and subject to the terms of this Agreement.

1.3	Business Combination – Financing of Canadian Finco

Certain investors will invest cash for subscription receipts (the “Subscription Receipts”) of Canadian Finco, with each Subscription Receipt representing the right of the holder thereof to receive, in certain circumstances set forth in the terms attached to the Subscription Receipts, one Canadian Finco Share, without any further act or formality, and for no additional consideration.

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1.4	Business Combination – Contribution of Interests to Harvest

Prior to the Amalgamation, Harvest will use commercially reasonable efforts to cause certain parties to enter into one or more contribution and exchange agreements and contribute their equity or debt interests in certain entities and, with respect to certain contributions as applicable, cash, for Class A or Class B shares of Harvest.

1.5	Business Combination – Conversion of Convertible Promissory Notes

The Convertible Promissory Notes will be converted into US Finco Shares.

1.6	Business Combination – Contribution of Shares to RockBridge by Harvest Shareholders and Contribution of CBx Interests to Rockbridge by CBx Members

Shareholders of Harvest will enter into one or more contribution and exchange agreements in a form to be agreed between Harvest and RockBridge, each acting reasonably, and will complete the Harvest Exchange at the Effective Time and the members of CBx Enterprises, LLC will contribute their membership interests to Pubco in exchange for cash, promissory notes and Pubco shares and certain contingent share earnout rights and additional cash consideration.

1.7	Business Combination – Exchange of Subscription Receipts

The Subscription Receipts will automatically be exchanged for Canadian Finco Shares pursuant to the terms and conditions of the Subscription Receipts and the Subscription Receipt Agreement.

1.8	Business Combination - Amalgamation

(a)	Canadian Finco and RockBridge agree to effect the combination of their respective businesses and assets by way of a “three-cornered amalgamation” among RockBridge, RockBridge Subco and Canadian Finco.

(b)	RockBridge has called the RockBridge Meeting and prepared and mailed the RockBridge Circular to the RockBridge Shareholders. RockBridge shall not amend or supplement the RockBridge Circular without the prior written consent of Harvest, such consent not to be unreasonably withheld or delayed.

(c)	(i) Canadian Finco has obtained the written consent resolution of the Canadian Finco Shareholders approving the Amalgamation; and (ii) RockBridge has executed a written consent resolution approving the RockBridge Subco Amalgamation Resolution.

(d)	Upon the completion of the Consolidation, the Name Change, the reclassification (the “Reclassification”) of the RockBridge Shares into Subordinated Voting Shares and the creation of the Multiple Voting Shares and Super Voting Shares, RockBridge Subco and Canadian Finco shall jointly complete and file the Amalgamation Application with the British Columbia Registrar of Companies under the BCBCA.

(e)	Upon the issue of a Certificate of Amalgamation giving effect to the Amalgamation, RockBridge Subco and Canadian Finco shall be amalgamated and shall continue as one corporation effective on the date of the Certificate of Amalgamation (the “Effective Date”) under the terms and conditions prescribed in the Amalgamation Agreement.

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(f)	At the Effective Time and as a result of the Amalgamation:

(i)	each holder of Canadian Finco Shares shall receive one fully-paid and non-assessable Subordinated Voting Share for each Canadian Finco Share held, following which all such Canadian Finco Shares shall be cancelled;

(ii)	RockBridge shall receive one fully paid and non-assessable Amalco Share for each one RockBridge Subco Share held by RockBridge, following which all such RockBridge Subco Shares shall be cancelled;

(iii)	Each holder of Canadian Finco Compensation Options shall receive one RockBridge Compensation Option for each Canadian Finco Compensation Option held, following which all such Canadian Finco Compensation Options shall be cancelled.

(iv)	in consideration of the issuance of Subordinated Voting Shares pursuant to paragraph 1.8(f)(i), Amalco shall issue to RockBridge one Amalco Share for each Subordinated Voting Share issued;

(v)	RockBridge shall add to the capital maintained in respect of the Subordinated Voting Shares an amount equal to the aggregate paid-up capital for purposes of the ITA of the Canadian Finco Shares immediately prior to the Effective Time;

(vi)	Amalco shall add to the capital maintained in respect of the Amalco Shares an amount such that the stated capital of the Amalco Shares shall be equal to the aggregate paid-up capital for purposes of the ITA of the RockBridge Subco Shares and Canadian Finco Shares immediately prior to the Amalgamation;

(vii)	no fractional Subordinated Voting Shares shall be issued to holders of Canadian Finco Shares; in lieu of any fractional entitlement, the number of Subordinated Voting Shares issued to each former holder of Canadian Finco Shares shall be rounded down to the next lesser whole number of Subordinated Voting Shares without any payment in respect of such fractional Subordinated Voting Share;

(viii)	RockBridge shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to transactions contemplated by this Agreement to any holder of Canadian Finco Shares such amounts as are required to be deducted and withheld with respect to such payment under the ITA or any provision of provincial, state, local or foreign tax law, in each case as amended; to the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Canadian Finco Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority; and

(ix)	Amalco will become a wholly-owned subsidiary of RockBridge.

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(g)	At the Effective Time:

(i)	subject to subsection 1.8(f)(i), the registered holders of Canadian Finco Shares shall become the registered holders of the Subordinated Voting Shares to which they are entitled, calculated in accordance with the provisions hereof; RockBridge shall deliver the Subordinated Voting Shares to former holders of Canadian Finco Shares electronically or in physical form in accordance with the instructions of the former holder thereof, without the need for such holder to surrender certificates representing the Canadian Finco Shares and absent such instructions, RockBridge shall provide the Subordinated Voting Shares in the same form as such holder previously held the Subscription Receipts; and

(ii)	RockBridge shall become the registered holder of the Amalco Shares to which it is entitled, calculated in accordance with the provisions hereof, and shall be entitled to receive a share certificate representing the number of Amalco Shares to which it is entitled, calculated in accordance with the provisions hereof.

(h)	At the Effective Time, the registered holders of Canadian Finco Compensation Options shall become the registered holders of RockBridge Compensation Options to which they are entitled in accordance with the provisions hereof. RockBridge shall deliver certificates representing the RockBridge Compensation Options to former holders of Canadian Finco Compensation Options in accordance with the instructions of former holders thereof.

(i)	Subject to the provisions of the BCBCA, the following provisions shall apply to Amalco:

(i)	without in any way restricting the powers conferred upon Amalco or its board of directors by the BCBCA, as now enacted or as the same may from time to time be amended, re-enacted or replaced, the board of directors may from time to time, without authorization of the shareholders, in such amounts and on such terms as it deems expedient:

(A)	borrow money upon the credit of Amalco;

(B)	issue, re-issue, sell or pledge debt obligations of Amalco;

(C)	subject to the provisions of the BCBCA, as now enacted or as the same may from time to time be amended, re-enacted or replaced, give a guarantee on behalf of Amalco to secure performance of an obligation of any person; and

(D)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of Amalco owned or subsequently acquired, to secure any obligation of Amalco; and

(ii)	the board of directors may from time to time delegate to a director, a committee of directors or an officer of Amalco any or all of the powers conferred on the board as set out above, to such extent and in such manner as the board shall determine at the time of such delegation.

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1.9	Business Combination – Wind up of Amalco

Amalco will be wound up into RockBridge and the assets of Amalco (which will consist of the funds invested by the investors net of expenses) will be transferred to RockBridge.

1.10	Business Combination – Contribution of Shares to RockBridge by US Finco Shareholders

US Finco will enter into a contribution agreement in a form to be agreed between Harvest and RockBridge, each acting reasonably, and will complete the US Finco Exchange at the Effective Time.

The Parties intend and agree that the transactions set forth in Sections 1.3 through 1.10 shall be completed as specified and that no single transaction of Sections 1.3 through 1.10 shall be completed without the intent of the Parties to complete the remaining transactions.

1.11	U.S. Tax Matters

Each Party agrees that: (a) the contributions described in Section 1.4 (Contribution of Interests to Harvest) are intended to constitute a single integrated transaction qualifying as a tax-deferred contribution pursuant to Section 351 of the Code; and (b) the transactions set forth in Section 1.3 (Financing of Canadian Finco), Section 1.6 (Contribution of Shares to RockBridge by Harvest Shareholders and Contribution of CBx Interests to Rockbridge by CBx Members), Section 1.7 (Exchange of Subscription Receipts), Section 1.8 (Amalgamation), Section 1.9 (Wind up of Amalco) and Section 1.10 (Contribution of Shares to RockBridge by US Finco Shareholders), are intended to constitute a single integrated transaction qualifying as a tax-deferred contribution pursuant to Section 351 of the Code, (c) such Party shall retain such records and file such information as is required to be retained and filed pursuant to Treasury Regulations section 1.351-3 in connection with each of the transactions set forth in subsections (a) and (b), and (d) such Party shall otherwise use its best efforts to cause the transactions set forth in subsections (a) and (b) to qualify as a tax-deferred contribution, in each case pursuant to Section 351 of the Code. In connection with transactions described in subsection (b), the Parties agree to treat RockBridge as a United States domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code. Except as otherwise required by this Agreement, no Party shall take any action, fail to take any action, cause any action to be taken or cause any action to fail to be taken that could reasonably be expected to prevent (1) the transactions described in subsections (a) and (b) from each qualifying as a tax-deferred contribution within the meaning of Section 351 of the Code, or (2) RockBridge from being treated as a United States domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code. Each Party hereto agrees to act in good faith, consistent with the terms of this Agreement and the intent of the Parties and the intended treatment of such transactions as set forth in this Section 1.10. Notwithstanding the foregoing, no Party makes any representation, warranty or covenant to any other party or to any shareholder of Harvest, US Finco or Canadian Finco or other holder of Harvest, US Finco or Canadian Finco securities (including, without limitation, stock options, warrants, subscription receipts, debt instruments or other similar rights or instruments) regarding the tax treatment of the transactions contemplated by this Agreement, including, but not limited to, whether the transactions described in subsections (a) and (b) will each qualify as a tax-deferred contribution within the meaning of Section 351 of the Code or whether RockBridge will be treated as a United States domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code as a result of the transactions set forth in subsection (b).

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1.12	Board of Directors and Officers

Each of the Parties hereby agrees that concurrently with the completion of the Business Combination, all of the current directors and officers of RockBridge and RockBridge Subco shall resign without payment by or any liability to RockBridge, Canadian Finco, US Finco, RockBridge Subco or Amalco, and each such director and officer shall execute and deliver a release in favour of RockBridge, RockBridge Subco, Canadian Finco, US Finco and Amalco, in a form acceptable to RockBridge and Harvest, each acting reasonably, and the board of directors of RockBridge shall be set at seven directors and consist initially of five directors and be comprised of the following persons (collectively, the “New RockBridge Directors”):

Jason Vedadi	Chairman
Steve White	Director
Elroy Sailor	Director
Mark Barnard	Director
Frank Bedu-Addo	Director
Up to 2 additional nominees for directors to be designated by Harvest

Article II
REPRESENTATIONS AND WARRANTIES OF HARVEST, US FINCO AND cANADIAN FINCO

Harvest represents and warrants to and in favour of RockBridge and RockBridge Subco and acknowledges that RockBridge and RockBridge Subco are relying on such representations and warranties in connection with this Agreement and the transactions contemplated herein:

2.1	Organization and Good Standing

(a)	Each of Harvest, US Finco and Canadian Finco is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions where it is required to qualify in order to conduct its business as presently conducted, except where the failure to be so qualified would not have a Material Adverse Effect on Harvest.

(b)	Each of Harvest, US Finco and Canadian Finco has the corporate power and authority to own, lease or operate its properties and to carry on its business as now conducted.

2.2	Consents, Authorizations, and Binding Effect

(a)	Each of Harvest, US Finco and Canadian Finco may execute, deliver and perform this Agreement without the necessity of obtaining any consent, approval, authorization or waiver, or giving any notice or otherwise, except:

(i)	consents, approvals, authorizations and waivers which have been obtained (or will be obtained prior to the Effective Date) and are unconditional, and in full force and effect, and notices which have been given on a timely basis; or

(ii)	those which, if not obtained or made, would not prevent or delay the consummation of the Business Combination or otherwise prevent any of Harvest, US Finco or Canadian Finco from performing its respective obligations under this Agreement and would not be reasonably likely to have a Material Adverse Effect on Harvest.

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(b)	Each of Harvest, US Finco and Canadian Finco has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c)	This Agreement has been duly executed and delivered by each of Harvest, US Finco and Canadian Finco and constitutes a legal, valid, and binding obligation of each, enforceable against each in accordance with its terms, except:

(i)	as may be limited by bankruptcy, reorganization, insolvency and similar Laws of general application relating to or affecting the enforcement of creditors’ rights or the relief of debtors; and

(ii)	that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(d)	The execution, delivery, and performance of this Agreement will not:

(i)	constitute a violation of the constating documents of Harvest, US Finco or Canadian Finco;

(ii)	conflict with, result in the breach of or constitute a default or give to others a right of termination, cancellation, creation or acceleration of any obligation under or the loss of any material benefit under or the creation of any benefit or right of any third party under any material Contract, material permit or material license to which Harvest, US Finco or Canadian Finco is a party or as to which any of its property is subject which in any such case would have a Material Adverse Effect on Harvest;

(iii)	constitute a violation of any Law applicable or relating to Harvest, US Finco or Canadian Finco or its business except for such violations which would not have a Material Adverse Effect on Harvest; or

(iv)	result in the creation of any lien upon any of the assets of Harvest, US Finco or Canadian Finco other than such liens as would not have a Material Adverse Effect on Harvest.

(e)	Other than pursuant to this Agreement, neither Harvest nor any Affiliate or Associate of Harvest nor, to the knowledge of Harvest, any director or officer of Harvest beneficially owns or has the right to acquire a beneficial interest in any RockBridge Shares.

2.3	Litigation and Compliance

(a)	There are no actions, suits, claims or proceedings, whether in equity or at law or, any Governmental investigations pending or, to the knowledge of Harvest, threatened:

(i)	against or affecting Harvest, Canadian Finco or US Finco or with respect to or affecting any asset or property owned, leased or used by Harvest, Canadian Finco or US Finco; or

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(ii)	which question or challenge the validity of this Agreement, or the Business Combination or any action taken or to be taken pursuant to this Agreement, or the Business Combination;

except for actions, suits, claims or proceedings which would not, in the aggregate, have a Material Adverse Effect on Harvest nor is Harvest aware of any basis for any such action, suit, claim, proceeding or investigation .

(b)	Other than in respect of laws of the United States Federal government relating to cannabis and its derivatives, Harvest has conducted and is conducting its business in compliance with, and is not in default or violation under, and has not received notice asserting the existence of any default or violation under, any Law applicable to its business or operations, except for non-compliance, defaults and violations which would not, in the aggregate, have a Material Adverse Effect on Harvest.

(c)	Neither Harvest, nor any asset of Harvest is subject to any judgment, order or decree entered in any lawsuit or proceeding which has had, or which is reasonably likely to have, a Material Adverse Effect on Harvest or which is reasonably likely to prevent Harvest from performing its obligations under this Agreement.

(d)	Harvest has duly filed or made all reports and returns required to be filed by it with any Government and has obtained all permits, licenses, consents, approvals, certificates, registrations and authorizations (whether Governmental, regulatory or otherwise) which are required in connection with its business and operations, except where the failure to do so has not had and would not have a Material Adverse Effect on Harvest.

2.4	Financial Statements

(a)	The financial statements (including, in each case, any notes thereto) of the Harvest Group of Companies for the years ended December 31, 2017 and 2016 and for the six month period ended June 30, 2018 were prepared in accordance with generally accepted accounting principles in the United States, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated assets, liabilities and financial condition of the Harvest Group of Companies as of the respective dates thereof and the consolidated earnings, results of operations and changes in financial position of the Harvest Group of Companies for the periods then ended.

(b)	Other than as contemplated herein or disclosed in the financial statements or in employment agreements entered into in the ordinary course, there are no contracts with Harvest, on the one hand, and: (i) any officer or director of Harvest; (ii) any holder of 5% or more of the equity securities of Harvest; or (iii) an Associate or Affiliate of a person in (i) or (ii), on the other hand.

2.5	Brokers

Other than in connection with the Financing, neither Harvest nor to the knowledge of Harvest any of its Associates, Affiliates or Advisors have retained any broker or finder in connection with the Amalgamation or the other transactions contemplated hereby, nor have any of the foregoing incurred any liability to any broker or finder by reason of any such transaction.

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Article III
REPRESENTATIONS AND WARRANTIES OF ROCKBRIDGE and RockBridge subco

Each of RockBridge and RockBridge Subco hereby represents and warrants to Harvest, Canadian Finco and US Finco as follows and acknowledges that each of Harvest, Canadian Finco and US Finco is relying on such representations and warranties in entering into this Agreement and completing the transactions contemplated herein:

3.1	Organization and Good Standing

(a)	Each RockBridge Group Member is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions where it is required to qualify in order to conduct its business as presently conducted, except where the failure to be so qualified would not have a Material Adverse Effect on RockBridge or on any such company. Except for RockBridge Subco, there are no other subsidiaries of RockBridge.

(b)	Each RockBridge Group Member has the corporate power and authority to own, lease, or operate its properties and to carry on its business as now conducted.

3.2	Consents, Authorizations, and Binding Effect

(a)	Each of RockBridge and RockBridge Subco has full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and to complete the Amalgamation, subject to the approval of the matters set out in the RockBridge Circular by RockBridge Shareholders at the RockBridge Meeting and the RockBridge Subco Amalgamation Resolution by RockBridge by written consent resolution.

(b)	The board of directors of RockBridge have unanimously: (i) approved the Business Combination and the execution, delivery and performance of this Agreement; (ii) directed that the matters set out in the RockBridge Circular be submitted to the RockBridge Shareholders at the RockBridge Meeting, and unanimously recommended approval thereof and (iii) approved the execution and delivery of the RockBridge Subco Amalgamation Resolution by RockBridge.

(c)	The board of directors of RockBridge Subco have unanimously approved the Amalgamation and the execution, delivery and performance of this Agreement.

(d)	This Agreement has been duly executed and delivered by RockBridge and RockBridge Subco and constitutes a legal, valid, and binding obligation of RockBridge and RockBridge Subco enforceable against each of them in accordance with its terms, except:

(i)	as may be limited by bankruptcy, reorganization, insolvency and similar Laws of general application relating to or affecting the enforcement of creditors’ rights or the relief of debtors; and

(ii)	that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

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(e)	The execution, delivery, and performance of this Agreement will not:

(i)	constitute a violation of the notice of articles or articles of RockBridge or the notice of articles or articles of RockBridge Subco;

(ii)	conflict with, result in the breach of or constitute a default or give to others a right of termination, cancellation, creation or acceleration of any obligation under, or the loss of any material benefit under or the creation of any benefit or right of any third party under any material Contract, material permit or material license to which any RockBridge Group Member is a party or as to which any of its property is subject which would in any such case have a Material Adverse Effect on the RockBridge Group;

(iii)	constitute a violation of any Law applicable or relating to any RockBridge Group Member or their respective businesses except for such violations which would not have a Material Adverse Effect on any RockBridge Group Member; or

(iv)	result in the creation of any lien upon any of the assets of any RockBridge Group Member, other than such liens as would not have a Material Adverse Effect on the RockBridge Group.

(f)	No RockBridge Group Member or any Affiliate or Associate of any RockBridge Group Member, nor to the knowledge of RockBridge, any director or officer of any RockBridge Group Member, beneficially owns or has the right to acquire a beneficial interest in any Canadian Finco Shares.

3.3	Litigation and Compliance

(a)	There are no actions, suits, claims or proceedings, whether in equity or at law, or any Governmental investigations pending or, to the knowledge of RockBridge, threatened:

(i)	against or affecting any RockBridge Group Member or with respect to or affecting any asset or property owned, leased or used by any RockBridge Group Member; or

(ii)	which question or challenge the validity of this Agreement or the Amalgamation or any action taken or to be taken pursuant to this Agreement or the Amalgamation;

nor is RockBridge aware of any basis for any such action, suit, claim, proceeding or investigation.

(b)	Each RockBridge Group Member has conducted and is conducting its business in compliance with, and is not in default or violation under, and has not received notice asserting the existence of any default or violation under, any Law applicable to the businesses or operations of the RockBridge Group, except for non-compliance, defaults, and violations which would not, in the aggregate, have a Material Adverse Effect on the RockBridge Group.

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(c)	No RockBridge Group Member, and no asset of any RockBridge Group Member, is subject to any judgment, order or decree entered in any lawsuit or proceeding which has had, or which is reasonably likely to have, a Material Adverse Effect on the RockBridge Group or which is reasonably likely to prevent RockBridge or RockBridge Subco from performing its respective obligations under this Agreement.

(d)	Each RockBridge Group Member has duly filed or made all reports and returns required to be filed by it with any Government and has obtained all permits, licenses, consents, approvals, certificates, registrations and authorizations (whether Governmental, regulatory or otherwise) which are required in connection with the business and operations of the RockBridge Group, except where the failure to do so has not had and will not have a Material Adverse Effect on the RockBridge Group.

3.4	Public Filings; Financial Statements

(a)	RockBridge has filed all documents required pursuant to applicable Canadian Securities Laws (the “RockBridge Securities Documents”). As of their respective dates, the RockBridge Securities Documents complied in all material respects with the then applicable requirements of the Canadian Securities Laws (and all other applicable securities laws) and, at the respective times they were filed, none of the RockBridge Securities Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. RockBridge has not filed any confidential disclosure reports which have not at the date hereof become public knowledge.

(b)	The consolidated financial statements (including, in each case, any notes thereto) of RockBridge for the years ended September 30, 2017 and 2016 and for the three and nine month periods ended June 30, 2018 and 2017 included in the RockBridge Securities Documents were prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated assets, liabilities and financial condition of RockBridge and its consolidated subsidiaries as of the respective dates thereof and the consolidated earnings, results of operations and changes in financial position of RockBridge and its consolidated subsidiaries for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to customary year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the RockBridge Securities Documents, RockBridge has not, since September 30, 2017, made any change in the accounting practices or policies applied in the preparation of its financial statements.

(c)	RockBridge is now, and on the Effective Date will be, a “reporting issuer” (or its equivalent) under Canadian Securities Laws of each of the Provinces of Alberta and British Columbia. RockBridge is not currently in default in any material respect of any requirement of Canadian Securities Laws and RockBridge is not included on a list of defaulting reporting issuers maintained by any of the securities commissions or similar regulatory authorities in each of such Provinces.

(d)	There has not been any reportable event (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators) since September 30, 2017 with the present or former auditors of the RockBridge Group.

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(e)	No order ceasing or suspending trading in securities of any RockBridge Group Member or prohibiting the sale of securities by any RockBridge Group Member has been issued that remains outstanding and, to the knowledge of RockBridge, no proceedings for this purpose have been instituted, are pending, contemplated or threatened by any securities commission, self-regulatory organization or the TSX-V, except the pending voluntary de-listing from the TSX-V in connection with this Agreement.

(f)	RockBridge maintains a system of internal accounting controls appropriate for a company of its size and sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g)	There are no contracts with RockBridge, on the one hand, and: (i) any officer or director of the RockBridge Group; (ii) any holder of 5% or more of the equity securities of RockBridge; or (iii) an associate or affiliate of a person in (i) or (ii), on the other hand.

3.5	Taxes

Each RockBridge Group Member has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it prior to the date hereof, all such Tax Returns are complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, other than those which are being contested in good faith and in respect of which adequate reserves have been provided in the most recently published financial statements of RockBridge. RockBridge’s most recent audited consolidated financial statements reflect a reserve in accordance with IFRS for all Taxes payable by the RockBridge Group Members for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against any RockBridge Group Member, there are no actions, suits, proceedings, investigations or claims pending or threatened against any RockBridge Group Member in respect of Taxes or any matters under discussion with any Government relating to Taxes, in each case which are likely to have a Material Adverse Effect on the RockBridge Group, and no waivers or written requests for waivers of the time to assess any such Taxes are outstanding or pending. Each RockBridge Group Member has withheld from each payment made to any of their past or present employees, officers or directors, and to any non-resident of Canada, the amount of all Taxes required to be withheld therefrom and have paid the same to the proper tax or receiving officers within the time required under applicable Law. Each RockBridge Group Member has remitted to the appropriate tax authorities within the time limits required all amounts collected by it in respect of Taxes. There are no liens for Taxes upon any asset of the RockBridge Group except liens for Taxes not yet due.

3.6	Pension and Other Employee Plans and Agreement

Other than the RockBridge Stock Option Plan, RockBridge does not maintain or contribute to any Employee Plan. The RockBridge Stock Option Plan has been approved by the TSX-V and was adopted by RockBridge in accordance with the requirements of the TSX-V and complies in all material respects with the applicable policies of the TSX-V.

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3.7	Labour Relations

(a)	No employees of any RockBridge Group Member are covered by any collective bargaining agreement.

(b)	There are no representation questions, arbitration proceedings, labour strikes, slow-downs or stoppages, material grievances, or other labour troubles pending or, to the knowledge of RockBridge, threatened with respect to the employees of any RockBridge Group Member; and (ii) to the best of RockBridge’s knowledge, there are no present or pending applications for certification (or the equivalent procedure under any applicable Law) of any union as the bargaining agent for any employees of any RockBridge Group Member.

3.8	Contracts, Etc

(a)	No RockBridge Group Member is a party to or bound by any Contract other than as disclosed in writing to Harvest.

(b)	Each RockBridge Group Member and, to the knowledge of RockBridge, each of the other parties thereto, is in material compliance with all covenants under any material Contract, and no default has occurred which, with notice or lapse of time or both, would directly or indirectly constitute such a default, except for such non-compliance or default under any material Contract as has not had and will not have a Material Adverse Effect on the RockBridge Group.

(c)	No RockBridge Group Member is a party to or bound by any Contract that provides for any payment as a result of the consummation of any of the matters contemplated by this Agreement that would result in RockBridge having a cash balance of less than $nil at the time of the completion of the Business Combination.

3.9	Absence of Certain Changes, Etc.

Except as contemplated by the Business Combination and this Agreement, since September 30, 2017:

(a)	there has been no Material Adverse Change in the RockBridge Group;

(b)	no RockBridge Group Member has:

(i)	sold, transferred, distributed, or otherwise disposed of or acquired a material amount of its assets, or agreed to do any of the foregoing, except in the ordinary course of business, except as disclosed in the Rockbridge Circular, by news release or in the Letter of Intent;

(ii)	incurred any liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is likely to have a Material Adverse Effect on the RockBridge Group;

(iii)	made or agreed to make any material capital expenditure or commitment for additions to property, plant, or equipment in excess of $25,000;

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(iv)	made or agreed to make any material increase in the compensation payable to any employee or director except for increases made in the ordinary course of business and consistent with presently existing policies or agreement or past practice or as disclosed in writing to Harvest or as will not result in a cash balance of less than nil as at the Effective Date;

(v)	conducted its operations in any way other than in all material respects in the normal course of business;

(vi)	entered into any material transaction or material Contract, or amended or terminated any material transaction or material Contract, except transactions or Contracts entered into in the ordinary course of business; or

(vii)	agreed or committed to do any of the foregoing; and

(c)	there has not been any declaration, setting aside or payment of any dividend with respect to RockBridge’s share capital.

3.10	Subsidiaries

(a)	All of the outstanding shares in the capital of RockBridge Subco are owned of record and beneficially by RockBridge free and clear of all liens. RockBridge does not own, directly or indirectly, any equity interest of or in any entity or enterprise organized under the Laws of any domestic or foreign jurisdiction other than RockBridge Subco.

(b)	All outstanding shares in the capital of, or other equity interests in, each RockBridge Group Member have been duly authorized and are validly issued, fully paid and non-assessable.

3.11	Capitalization

(a)	As at the date hereof, the authorized capital of RockBridge consists of an unlimited number of RockBridge Shares without nominal or par value, of which 11,225,656 RockBridge Shares are issued and outstanding (prior to giving effect to the Consolidation). Following the Consolidation and Reclassifcation but prior to the consummation of the Business Combination, there will be outstanding, 381,679 Subordinate Voting Shares.

(b)	All issued and outstanding shares in the capital of RockBridge have been duly authorized and are validly issued, fully paid and non-assessable, free of pre-emptive rights.

(c)	There are no authorized, outstanding or existing:

(i)	voting trusts or other agreements or understandings with respect to the voting of any RockBridge Shares to which any RockBridge Group Member is a party;

(ii)	securities issued by any RockBridge Group Member that are convertible into or exchangeable for any RockBridge Shares;

(iii)	agreements, options, warrants, or other rights capable of becoming agreements, options or warrants to purchase or subscribe for any RockBridge Shares or securities convertible into or exchangeable or exercisable for any such common shares, in each case granted, extended or entered into by any RockBridge Group Member;

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(iv)	agreements of any kind to which any RockBridge Group Member is party relating to the issuance or sale of any RockBridge Shares, or any securities convertible into or exchangeable or exercisable for any RockBridge Shares or requiring RockBridge to qualify securities of any RockBridge Group Member for distribution by prospectus under Canadian Securities Laws; or

(v)	agreements of any kind which may obligate RockBridge to issue or purchase any of its securities.

3.12	Environmental Matters

Each RockBridge Group Member is in compliance with all applicable Environmental Laws and has not violated any then current environmental laws as applied at that time. All operations of the RockBridge Group, past or present, conducted on any real property, leased or owned by any member of the RockBridge Group, past or present, and such properties themselves while occupied by a member of the RockBridge Group have been and are in compliance with all Environmental Laws. No RockBridge Group Member is the subject of: (i) any proceeding, application, order or directive which relates to any environmental, health or safety matter; or (ii) any demand or notice with respect to any Environmental Laws. Each RockBridge Group Member has made adequate reserves for all reclamation obligations and has made appropriate arrangements, through obtaining reclamation bonds or otherwise to discharge such reclamation obligations, to the extent applicable. No member of the RockBridge Group has caused or permitted the release of any hazardous substances on or to any of the assets or any other real property owned or leased or occupied by any member of the RockBridge Group, either past or present, (including underlying soils and substrata, surface water and groundwater) in such a manner as: (A) would be reasonably likely to impose liability for cleanup, natural resource damages, loss of life, personal injury, nuisance or damage to other property; (B) would be reasonably likely to result in imposition of a lien, charge or other encumbrance on or the expropriation of any of the assets; or (C) at levels which exceed remediation and/or reclamation standards under any Environmental Laws or standards published or administered by those Governmental Authorities responsible for establishing or applying such standards. There is no environmental liability or factors likely to give rise to any environmental liability (i) affecting any of the properties of any RockBridge Group Member; or (ii) retained in any manner by any RockBridge Group Member in connection with properties disposed by any RockBridge Group Member.

3.13	Licence and Title

Except in relation to the asset disposition described in the Rockbridge Circular, RockBridge is the absolute legal and beneficial owner of, and has good and marketable title to, all of its material property or assets (real and personal, tangible and intangible, including leasehold interests) including all the properties and assets reflected in the balance sheet forming part of RockBridge’s financial statements for the year ended September 30, 2017, except as indicated in the notes thereto, and such properties and assets are not subject to any mortgages, liens, charges, pledges, security interests, encumbrances, claims, demands, Encumbrances or defect in title of any kind except as is reflected in the balance sheets forming part of such financial statements and in the notes thereto and RockBridge owns, possesses, or has obtained and is in compliance in all material respects with, all licences, permits, certificates, orders, grants and other authorizations of or from any Governmental Authority necessary to conduct its business as currently conducted, in accordance in all material respects with applicable Laws.

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3.14	Indebtedness

As at the date of this Agreement, no indebtedness was owing or guaranteed by any RockBridge Group Member.

3.15	Undisclosed Liabilities

There are no material liabilities of the RockBridge Group of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which any RockBridge Group Member may become liable on or after the consummation of the transactions contemplated hereby other than:

(a)	liabilities disclosed on or reflected or provided for in the most recent financial statements of RockBridge included in the RockBridge Securities Documents; and

(b)	liabilities incurred in the ordinary and usual course of business of the RockBridge Group and attributable to the period since September 30, 2017, none of which has had or may reasonably be expected to have a Material Adverse Effect on the RockBridge Group.

3.16	Due Diligence Investigations

All information relating to the business, assets, liabilities, properties, capitalization or financial condition of the RockBridge Group or any member thereof provided by any RockBridge Group Member or any of its Advisers to Harvest, Canadian Finco or US Finco is true, accurate and complete in all material respects.

3.17	Brokers

Except as disclosed to Harvest in writing, no RockBridge Group Member or, to the knowledge of RockBridge, any of their respective Associates, Affiliates or Advisers have retained any broker or finder in connection with the transactions contemplated hereby, nor have any of the foregoing incurred any Liability to any broker or finder by reason of any such transaction.

3.18	Anti-Bribery Laws

Neither RockBridge nor RockBridge Subco nor to the knowledge of RockBridge, any director, officer, employee or consultant of the foregoing, has (i) violated any anti-bribery or anti-corruption laws applicable to RockBridge or RockBridge Subco, including but not limited to the U.S. Foreign Corrupt Practices Act and Canada’s Corruption of Foreign Public Officials Act, or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, that goes beyond what is reasonable and customary and/or of modest value: (X) to any Government Official, whether directly or through any other person, for the purpose of influencing any act or decision of a Government Official in his or her official capacity; inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; securing any improper advantage; inducing a Government Official to influence or affect any act or decision of any Governmental Authority; or assisting any representative of RockBridge or RockBridge Subco in obtaining or retaining business for or with, or directing business to, any person; or (Y) to any person, in a manner which would constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage. Neither RockBridge nor RockBridge Subco nor to the knowledge of RockBridge, any director, officer, employee, consultant, representative or agent of foregoing, has (i) conducted or initiated any review, audit, or internal investigation that concluded RockBridge or RockBridge Subco or any director, officer, employee, consultant, representative or agent of the foregoing violated such laws or committed any material wrongdoing, or (ii) made a voluntary, directed, or involuntary disclosure to any Governmental Authority responsible for enforcing anti-bribery or anti-corruption Laws, in each case with respect to any alleged act or omission arising under or relating to non-compliance with any such Laws, or received any notice, request, or citation from any person alleging non-compliance with any such Laws.

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Article IV
CONDITIONS TO OBLIGATIONS OF ROCKBRIDGE

4.1	Conditions Precedent to Completion of the Business Combination

The obligation of RockBridge and RockBridge Subco to complete the Business Combination is subject to the satisfaction of the following conditions on or prior to the Effective Date, each of which may be waived by RockBridge and RockBridge Subco:

(a)	The representations and warranties of Harvest, US Finco and Canadian Finco set forth in Article II qualified as to materiality shall be true and correct, and the representations and warranties not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and on the Effective Date as if made on the Effective Date, except for such representations and warranties made expressly as of a specified date which, if qualified as to materiality shall be true and correct, or otherwise shall be true and correct in all material respects, as of such date.

(b)	Harvest, US Finco and Canadian Finco shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or on the Effective Date.

(c)	There shall not have occurred any Material Adverse Change in Harvest since the date of this Agreement.

(d)	The RockBridge Shareholders shall have approved the matters set out in the RockBridge Circular at the RockBridge Meeting.

Article V
CONDITIONS TO OBLIGATIONS OF Harvest, CANADIAN FINCO AND uS FINCO

5.1	Conditions Precedent to Completion of the Business Combination

The obligation of Harvest, US Finco and Canadian Finco to complete the Business Combination is subject to the satisfaction of the following conditions on or prior to the Effective Date, each of which may be waived by Harvest:

(a)	The representations and warranties of RockBridge and RockBridge Subco set forth in Article III qualified as to materiality shall be true and correct, and the representations and warranties not so qualified shall be true and correct in all material respects as of the date hereof and on the Effective Date as if made on the Effective Date, except for such representations and warranties made expressly as of a specified date which, if qualified as to materiality shall be true and correct, or otherwise shall be true and correct in all material respects, as of such date.

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(b)	RockBridge and RockBridge Subco shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by RockBridge and RockBridge Subco, respectively, prior to or on the Effective Date e.

(c)	There shall not have occurred any Material Adverse Change any of RockBridge or the RockBridge Group since the date of this Agreement.

(d)	The RockBridge Shareholders shall have approved the matters set out in the RockBridge Circular at the RockBridge Meeting.

(e)	RockBridge shall have completed and filed all necessary documents in accordance with the BCBCA in respect of the matters set out in the RockBridge Circular to be approved at the RockBridge Meeting and the Name Change shall be effective.

(f)	Harvest shall be satisfied that the exchange of Multiple Voting Shares or Super Voting Shares, as applicable, for shares of Harvest and US Finco shall be exempt from registration under all applicable United States federal and state securities laws.

(g)	All of the current directors and officers of RockBridge and RockBridge Subco shall have resigned without payment by or any liability to RockBridge, Harvest, US Finco, Canadian Finco, RockBridge Subco or Amalco, and each such director and officer shall have executed and delivered a release in favour of RockBridge, RockBridge Subco, Harvest, US Finco, Canadian Finco and Amalco, in a form acceptable to RockBridge and Harvest, each acting reasonably.

(h)	Harvest shall be satisfied in its sole discretion that: (A) at the time of the completion of the Business Combination, RockBridge has a cash balance of not less than $0; and (B) RockBridge and RockBridge Subco have no liabilities.

Article VI
MUTUAL CONDITIONS PRECEDENT

6.1	Mutual Conditions Precedent

The obligations of RockBridge, RockBridge Subco, Harvest, US Finco and Canadian Finco to complete the Business Combination are subject to the satisfaction of the following conditions on or prior to the Effective Date, each of which may be waived only with the consent in writing of RockBridge and Harvest:

(a)	all consents, waivers, permits, exemptions, orders, consents and approvals required to permit the completion of the Business Combination, the failure of which to obtain could reasonably be expected to have a Material Adverse Effect on Harvest or RockBridge or materially impede the completion of the Business Combination, shall have been obtained;

(b)	no temporary restraining order, preliminary injunction, permanent injunction or other order preventing the consummation of the Business Combination shall have been issued by any federal, state, or provincial court (whether domestic or foreign) having jurisdiction and remain in effect;

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(c)	the Subordinate Voting Shares to be issued pursuant to the Business Combination shall have been conditionally approved for listing on the CSE, subject to standard conditions on the Effective Date or as soon as practicable thereafter;

(d)	on the Effective Date, no cease trade order or similar restraining order of any other provincial securities administrator relating to the RockBridge Shares, the Subordinate Voting Shares, the Multiple Voting Shares, the Super Voting Shares, the Canadian Finco Shares, the US Finco Shares or the Amalco Shares shall be in effect;

(e)	there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, before any court or Governmental Authority, agency or tribunal, domestic or foreign, that has a significant likelihood of success, seeking to restrain or prohibit the consummation of the Business Combination or any of the other transactions contemplated by this Agreement;

(f)	the distribution of Amalco Shares, Subordinate Voting Shares, Multiple Voting Share and Super Voting Shares pursuant to the Business Combination shall be exempt from the prospectus and registration requirements of applicable Canadian Securities Law either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian Securities Laws and shall not be subject to resale restrictions under applicable Canadian Securities Laws (other than as applicable to control persons) or pursuant to section 2.6 of National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators); and

(g)	this Agreement shall not have been terminated in accordance with its terms.

Article VII
CLOSING

7.1	Closing

The Closing shall take place at the offices of Harvest’s counsel, Cassels Brock & Blackwell LLP at 11:00 a.m. (Toronto time) on the Effective Date or on such other date as Harvest and RockBridge may agree.

7.2	Termination of this Agreement

This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the RockBridge Subco Amalgamation Resolution by RockBridge or the matters set out in the RockBridge Circular by the RockBridge Shareholders or any other matters presented in connection with the Business Combination:

(a)	by mutual written consent of the Parties;

(b)	by RockBridge or Harvest if there has been a breach of any of the representations, warranties, covenants and agreements on the part of the other Party (the “Breaching Party”) set forth in this Agreement, which breach has or is likely to result in the failure of the conditions set forth in Section 4.1, 5.1 or 6.1, as the case may, to be satisfied and in each case has not been cured within ten (10) Business Days following receipt by the Breaching Party of written notice of such breach from the non-breaching Party (the “Non-Breaching Party”);

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(c)	by any Party if any permanent order, decree, ruling or other action of a court or other competent authority restraining, enjoining or otherwise preventing the consummation of the Business Combination shall have become final and non-appealable;

7.3	Survival of Representations and Warranties; Limitation

The representations and warranties set forth in herein shall expire and be terminated on the earlier of the Effective Date or the termination of this Agreement.

Article VIII
MISCELLANEOUS

8.1	Further Actions

From time to time, as and when requested by any Party, the other Parties shall execute and deliver, and use all commercially reasonable efforts to cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably requested in order to:

(a)	carry out the intent and purposes of this Agreement;

(b)	effect the Amalgamation (or to evidence the foregoing); and

(c)	consummate and give effect to the other transactions, covenants and agreements contemplated by this Agreement.

8.2	Entire Agreement

This Agreement, which includes the Schedules hereto and the other documents, agreements, and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the Parties with respect to matters dealt within herein and, except as expressly provided herein, supersedes all prior arrangements or understandings with respect thereto, including the Letter of Intent.

8.3	Descriptive Headings

The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

8.4	Notices

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by electronic mail, nationally recognized overnight courier, or registered or certified mail, postage prepaid, addressed as follows:

(a)	If to RockBridge or RockBridge Subco:

RockBridge Resources Inc.
100, 24th Avenue E
Vancouver, BC V6B2W5

	Attention:	Rana Vig
	E-mail:	ranavig@gmail.com

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(b)	If to Harvest, Canadian Finco or US Finco:

627 South 48th Street, Suite 100
Tempe, AZ 85281

	Attention:	Steve White
	E-mail:	Steve@harvestinc.com

with a copy (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP
2100 Scotia Plaza, 40 King Street West
Toronto, ON M5H 3C2

	Attention:	John Vettese
	Email:	jvettese@casselsbrock.com

Any such notices or communications shall be deemed to have been received: (i) if delivered personally or sent by nationally recognized overnight courier or by electronic mail, on the date of such delivery; or (ii) if sent by registered or certified mail, on the third Business Day following the date on which such mailing was postmarked. Any Party may by notice change the address to which notices or other communications to it are to be delivered or mailed.

8.5	Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal laws of Canada applicable therein, but references to such laws shall not, by conflict of laws, rules or otherwise require application of the law of any jurisdiction other than the Province of British Columbia and the Parties hereby further irrevocably attorn to the jurisdiction of the Courts of the Province of British Columbia in respect of any matter arising hereunder or in connection with the transactions contemplated in this Agreement.

8.6	Enurement and Assignability

This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, provided that this Agreement shall not be assignable otherwise than by operation of law by any Party without the prior written consent of the other Parties, and any purported assignment by any Party without the prior written consent of the other Parties shall be void.

8.7	Confidentiality

The Parties agree that no disclosure or announcement, public or otherwise, in respect of the Business Combination, this Agreement or the transactions contemplated herein shall be made by any Party or its representatives without the prior agreement of the other Parties as to timing, content and method, hereto, provided that the obligations herein will not prevent any Party from making, after consultation with the other Parties, such disclosure as its counsel advises is required by applicable Law or the rules and policies of the CSE, TSX-V (or any other relevant stock exchange). If any of RockBridge, Harvest, Canadian Finco, US Finco or RockBridge Subco is required by applicable Law or regulatory instrument, rule or policy to make a public announcement with respect to the Business Combination, such Party hereto will provide as much notice to the other of them as reasonably possible, including the proposed text of the announcement.

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Except as and only to the extent required by applicable Law, the Receiving Party will not disclose or use, and it will cause its representatives not to disclose or use, any Confidential Information furnished by a Disclosing Party or its representatives to the Receiving Party or its representatives at any time or in any manner, other than for the purposes of evaluating the Business Combination.

8.8	Remedies

The Parties acknowledge that an award of money damages may be inadequate for any breach of the obligations undertaken by the Parties and that the Parties shall be entitled to seek equitable relief, in addition to remedies at law. In the event of any action to enforce the provisions of this Agreement, each of the Parties waive the defense that there is an adequate remedy at law. Without limiting any remedies any Party may otherwise have, in the event any Party refuses to perform its obligations under this Agreement, the other Party shall have, in addition to any other remedy at law or in equity, the right to specific performance.

8.9	Waivers and Amendments

Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit, or waive a Party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

8.10	Illegalities

In the event that any provision contained in this Agreement shall be determined to be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the Party for whose benefit the provision exists, be in any way impaired.

8.11	Currency

Except as otherwise set forth herein, all references to amounts of money in this Agreement are to United States Dollars.

8.12	Third-Party Beneficiaries

This Agreement is strictly between the Parties and, except as specifically provided herein, no other person or entity and no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third-party beneficiary of this Agreement.

8.13	Counterparts

This Agreement may be executed in any number of counterparts by original or telefacsimile signature, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bears the signatures of all the parties reflected hereon as signatories.

[REMAINDER OF THE AGREEMENT IS INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the day and year first above written.

ROCKBRIDGE RESOURCES INC.

By:	/s/ Rana Vig
Name:	Rana Vig
Title:	CEO

HARVEST ENTERPRISES, INC.

By:	/s/ Sean Berberian
Name:	Sean Berberian
Title:	General Counsel

HARVEST FINCO, INC.

By:	/s/ Sean Berberian
Name:	Sean Berberian
Title:	General Counsel

HVST FINCO (CANADA) INC.

By:	/s/ Steve Gutterman
Name:	Steve Gutterman
Title:	President

1185928 B.C. LTD.

By:	/s/ Rana Vig
Name:	Rana Vig
Title:	Director

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Schedule A
DEFINITIONS

“Advisers” when used with respect to any Person, shall mean such Person’s directors, officers, employees, representatives, agents, counsel, accountants, advisers, engineers, and consultants.

“Affiliate” has the meaning ascribed to such term in National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators.

“Agreement” means this Business Combination Agreement, as it may be amended or supplemented at any time and from time to time after the date hereof.

“Amalco” means the corporation resulting from Amalgamation.

“Amalco Shares” means common shares in the capital of Amalco.

“Amalgamation” means an amalgamation of RockBridge Subco and Canadian Finco pursuant to Section 269 of the BCBCA, on the terms and subject to the conditions set out in the Amalgamation Agreement and this Agreement, subject to any amendments or variations thereto made in accordance with the provisions of the Amalgamation Agreement and this Agreement.

“Amalgamation Agreement” means the amalgamation agreement in the form attached hereto as Schedule B to be entered into between RockBridge Subco and Canadian Finco pursuant to Section 269 of the BCBCA, to effect the Amalgamation.

“Amalgamation Application” means the Form 13 to be jointly completed and filed by RockBridge and Canadian Finco with the Registrar of Companies under the BCBCA, substantially in the form set forth in Schedule B hereto giving effect to the Amalgamation of RockBridge Subco and Canadian Finco upon and subject to the terms of this Agreement.

“Associate” has the meaning ascribed to such term in the Securities Act (British Columbia).

“BCBCA” means the Business Corporations Act (British Columbia) as amended;

“Breaching Party” has the meaning ascribed to such term in Section 7.2(b).

“Business Combination” means the completion of the steps set out in Article 1 on the basis set out in this Agreement.

“Business Day” means any day other than a Saturday or Sunday or other day on which Canadian Chartered Banks located in the City of Vancouver or the City of Toronto are required or permitted to close.

“Canadian Finco Compensation Options” means options to acquire securities of Canadian Finco granted to certain agents as compensation pursuant to the Financing.

“Canadian Finco Shareholders” means the holders of the issued and outstanding Canadian Finco Shares.

“Canadian Finco Shares” means the common shares in the capital of Canadian Finco.

A-1

“Canadian Securities Laws” means the Securities Act (or equivalent legislation) in each of the provinces and territories of Canada and the respective regulations under such legislation together with applicable published rules, regulations, policy statements, national instruments and memoranda of understanding of the Canadian Provincial Securities Administrators and the securities regulatory authorities in such provinces and territories.

“Certificate of Amalgamation” means the certificate of amalgamation to be used by the Registrar of Companies under the BCBCA pursuant to section 281 of the BCBCA following the following the filing of the Amalgamation Application.

“Class A Shares” means the class A shares of stock in the capital of Harvest.

“Class B Shares” means the class B shares of stock in the capital of Harvest.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the Disclosing Party or its business, properties and assets made available to the Receiving Party; provided that it does not include information which: (a) is generally available to or known by the public other than as a result of improper disclosure by the Receiving Party or pursuant to a breach of Section 8.7 by the Receiving Party; (b) is obtained by the Receiving Party from a source other than the Disclosing Party, provided that, to the reasonable knowledge of the Receiving Party, such source was not bound by a duty of confidentiality to the Disclosing Party or another party with respect to such information; (c) is developed by the Receiving Party independently of any disclosure by the Disclosing Party; or (d) was in the Receiving Party’s possession prior to its disclosure by the Disclosing Party.

“Consolidation” means the consolidation of the RockBridge Shares on the basis of one Subordinate Voting Share for each 29.41125 existing RockBridge Shares.

“Contract” means any contract, lease, agreement, instrument, license, commitment, order, or quotation, written or oral.

“CSE” means the Canadian Securities Exchange.

“Disclosing Party” means any Party or its representatives disclosing Confidential Information to the Receiving Party.

“Effective Date” has the meaning ascribed to such term in Section 1.8(e).

“Effective Time” means the time of filing of the Amalgamation Application with the British Columbia Registrar of Companies under the BCBCA on the Effective Date.

“Employee Plans” means all plans, arrangements, agreements, programs, policies or practices, whether oral or written, formal or informal, funded or unfunded, maintained for employees, including, without limitation:

(a)	any employee benefit plan or material fringe benefit plan;

(b)	any retirement savings plan, pension plan or compensation plan, including, without limitation, any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan or supplemental pension or retirement income plan;

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(c)	any bonus, profit sharing, deferred compensation, incentive compensation, stock compensation, stock purchase, hospitalization, health, drug, dental, legal disability, insurance (including without limitation unemployment insurance), vacation pay, severance pay or other benefit plan, arrangement or practice with respect to employees or former employees, individuals working on contract, or other individuals providing services of a kind normally provided by employees; and

(d)	where applicable, all statutory plans, including, without limitation, the Canada or Québec Pension Plans.

“Encumbrance” includes any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, adverse claim, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

“Environmental Laws” means Laws regulating or pertaining to the generation, discharge, emission or release into the environment (including without limitation ambient air, surface water, groundwater or land), spill, receiving, handling, use, storage, containment, treatment, transportation, shipment, disposition or remediation or clean-up of any Hazardous Substance, as such Laws are amended and in effect as of the date hereof.

“Financing” means the private placement of Subscription Receipts prior to the Effective Date.

“Government” means:

(a)	the government of Canada, the United States or any other foreign country;

(b)	the government of any Province, State, county, municipality, city, town, or district of Canada, the United States or any other foreign country; and

(c)	any ministry, agency, department, authority, commission, administration, corporation, bank, court, magistrate, tribunal, arbitrator, instrumentality, or political subdivision of, or within the geographical jurisdiction of, any government described in the foregoing clauses (a) and (b), and for greater certainty, includes the TSX-V and the CSE.

“Government Official” means:

(a)	any official, officer, employee, or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Authority;

(b)	any salaried political party official, elected member of political office or candidate for political office; or

(c)	any company, business, enterprise or other entity owned or controlled by any person described in the foregoing clauses.

“Governmental” means pertaining to any Government.

“Governmental Authority” means and includes, without limitation, any Government or other political subdivision of any Government, judicial, public or statutory instrumentality, court, tribunal, commission, board, agency (including those pertaining to health, safety or the environment), authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the activity or Person in question and, for greater certainty, includes the TSX-V.

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“Group Member” means and includes any Party and its other group members as the context requires.

“Harvest Exchange” has the meaning ascribed to such term in the recitals to this Agreement.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including hydrogen sulphide, arsenic, cadmium, copper, lead, mercury, petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material, substance, pollutant or contaminant regulated or defined pursuant to, or that could result in liability under, any applicable Environmental Law.

“IFRS” means International Financial Reporting Standards.

“ITA” means the Income Tax Act (Canada), as amended and all regulations thereunder.

“Income Tax” means any Tax based on or measured by income (including without limitation, based on net income, gross income, income as specifically defined, earnings, profits or selected items of income, earnings or profits); and any interest, penalties and additions to tax with respect to any such tax (or any estimate or payment thereof).

“Intellectual Property” means all rights to and interests in:

(a)	all business and trade names, logos and designs, brand names and slogans Related to the Business; and

(b)	all inventions, improvements, patents, patent rights, patent applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs Related to the Business.

“knowledge of Harvest” means the actual knowledge of Jason Vedadi, Steve White, Steve Gutterman and Sean Berberian, without additional inquiry.

“Law” means any of the following of, or issued by, any Government, in effect on or prior to the date hereof, including any amendment, modification or supplementation of any of the following from time to time subsequent to the original enactment, adoption, issuance, announcement, promulgation or granting thereof and prior to the date hereof: any statute, law, act, ordinance, code, rule or regulation of any writ, injunction, award, decree, judgment or order.

“Letter of Intent” means the letter of intent, dated September 29, 2018, between Harvest and RockBridge related to the Business Combination.

“Liability” of any Person means and include:

(a)	any right against such Person to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured;

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(b)	any right against such Person to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to any equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and

(c)	any obligation of such Person for the performance of any covenant or agreement (whether for the payment of money or otherwise).

“Listing Statement” means the listing statement of RockBridge to be prepared in accordance with the requirements of the CSE and filed with the CSE in connection with the Business Combination.

“Material Adverse Change” or “Material Adverse Effect” means, with respect to any Party any change, event, effect, occurrence or state of facts that has, or could reasonably be expected to constitute a material adverse change in respect of or to have a material adverse effect on, the business, properties, assets, liabilities (including contingent liabilities), results of operations or financial condition of the party and its subsidiaries, as applicable, taken as a whole. The foregoing shall not include any change or effects attributable to: (i) any matter that has been disclosed in writing to the other Party or any of its Advisers by a Party or any of its Advisers in connection with this Agreement; (ii) changes relating to general economic, political or financial conditions; or (iii) relating to the state of securities markets in general.

“Multiple Voting Shares” means the Multiple Voting Shares of RockBridge having the terms and conditions set out in Schedule C.

“Name Change” means the change of RockBridge’s name to “Harvest Health & Recreation Inc.”, or such other name designated by Harvest and that is acceptable to the regulatory authorities.

“New RockBridge Directors” has the meaning ascribed to such term in Section 1.9.

“Non-Breaching Party” has the meaning ascribed to such term in Section 7.2(b).

“Parties” and “Party” means the parties to this Agreement.

“penalty” means any civil or criminal penalty (including any interest thereon), fine, levy, lien, assessment, charge, monetary sanction or payment, or any payment in the nature thereof, of any kind, required to be made to any Government under any Law.

“Person” means any corporation, partnership, limited liability company or partnership, joint venture, trust, unincorporated association or organization, business, enterprise or other entity; any individual; and any Government.

“Receiving Party” means any Party or its representatives receiving Confidential Information from a Disclosing Party.

“Reclassification” has the meaning ascribed to such term in Section 1.8(d).

“Related to the Business” means, directly or indirectly, used in, arising from, or relating in any manner to the business of Canadian Finco.

“RockBridge” means RockBridge Resources Inc., a corporation existing under the BCBCA.

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“RockBridge Circular” means the management information circular of RockBridge dated October 15, 2018 in respect of a special meeting of shareholders to be held on November 13, 2018, as the same may be amended or supplemented in accordance with this agreement from time to time.

“RockBridge Compensation Options” means options to acquire securities of Rockbridge to be issued to former holders of Canadian Finco Compensation Options, which options will be substantially on the same terms and conditions as the Canadian Finco Compensation Options except for the right to receive Subordinate Voting Shares in lieu of common shares of Canadian Finco upon, among other things, payment of the applicable exercise price.

“RockBridge Group” means and includes RockBridge, RockBridge Subco and the other RockBridge Group Members.

“RockBridge Group Member” means and includes RockBridge and any corporation, partnership or company in which RockBridge beneficially owns or controls, directly or indirectly, more than 50% of the equity, voting rights, profit interest, capital or other similar interest thereof or any joint venture in which RockBridge has a direct or indirect interest.

“RockBridge Meeting” means the special meeting of the RockBridge Shareholders to be held to approve the matters set out in the RockBridge Circular and any and all adjournments or postponements of such meeting.

“RockBridge Securities Documents” has the meaning ascribed to such term in Section 3.4(a).

“RockBridge Shareholders” means the holders of RockBridge Shares.

“RockBridge Shares” means the common shares in the capital of RockBridge prior to giving effect to the Consolidation and the Reclassification.

“RockBridge Subco” means 1185928 B.C. Ltd., a wholly-owned subsidiary of RockBridge, created for the purpose of effecting the Business Combination.

“RockBridge Subco Amalgamation Resolution” means the resolution of RockBridge, as sole shareholder of RockBridge Subco, approving the Amalgamation and adopting the Amalgamation Agreement.

“RockBridge Subco Shares” means the common shares in the capital of RockBridge Subco.

“Subordinated Voting Shares” means the Subordinated Voting Shares into which the RockBridge Shares will be reclassified, having the terms and conditions set out in Schedule C.

“Subscription Receipt Agreement” means the subscription receipt agreement among Canadian Finco, Harvest, Eight Capital, Canaccord Genuity Corp., GMP Securities L.P. and Odyssey Trust Company setting out the terms and conditions of the Subscription Receipts.

“Subscription Receipts” has the meaning ascribed to such term in Section 1.3.

“subsidiary” means, with respect to a specified corporation, any corporation of which more than fifty per cent (50%) of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified corporation, and shall include any corporation in like relation to a subsidiary.

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“Super Voting Shares” means the Super Voting Shares of RockBridge having the terms and conditions set out in Schedule C.

“Tax” means any tax, levy, charge or assessment imposed by or due any Government, together with any interest, penalties, and additions to tax relating thereto, including without limitation, any of the following:

(a)	any Income Tax;

(b)	any franchise, sales, use and value added tax or any license or withholding tax; any payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, alternative or add-on minimum tax; and any customs duties or other taxes;

(c)	any tax on property (real or personal, tangible or intangible, based on transfer or gains);

(d)	any estimate or payment of any of tax described in the foregoing clauses (a) through (d); and

(e)	any interest, penalties and additions to tax with respect to any tax (or any estimate or payment thereof) described in the foregoing clauses (a) through (e).

“Tax Return” means all returns, amended returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority with jurisdiction over the applicable party.

“TSX-V” means the TSX Venture Exchange.

“US Finco Exchange” has the meaning ascribed to such term in the recitals to this Agreement.

“US Finco Shareholders” means the holders of the issued and outstanding US Finco Shares.

“US Finco Shares” means the shares of common stock in the capital of US Finco.

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Schedule B
AMALGAMATION AGREEMENT

See Attached

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